As filed with the Securities and Exchange Commission on August 15, 2007
Registration No. 333-_________
SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Financial Industries Corporation
(Exact Name of Registrant as Specified in its Charter)
Texas		74-2126975
(State or Other Jurisdiction of Incorporation or Organization)		(I.R.S. Employer Identification No.)
6500 River Place Boulevard, Building I Austin, Texas 78730
(Address of Principal Executive Offices)

Financial Industries Corporation 2004 Incentive Stock Plan Financial Industries Corporation Stock Option Plan for Non-Employee Directors
(Full Title of Plan)
William B. Prouty President and Chief Executive Officer Financial Industries Corporation 6500 River Place Boulevard, Building I Austin, Texas 78730 (512) 404-5000
(Name, Address, and Telephone Number, Including Area Code, of Agent For Service)
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, par value $0.20 per share	900,000	$6.05	$5,445,000	$167.16

(1)    The securities to be registered are issuable under the Financial Industries Corporation 2004 Incentive Stock Plan and the Financial Industries Corporation Stock Option Plan for Non-Employee Directors.  Pursuant to Rule 416(a) of the General Rules and Regulations under the Securities Act of 1933, this Registration Statement shall cover such additional securities as may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)    Estimated solely for the purpose of calculating the registration fee.  This registration fee has been calculated pursuant to Rule 457(h)(1) and Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low prices of Financial Industries Corporation’s Common Stock, par value $0.20 per share, on August 10, 2007 as reported by the Pink Sheet Electronic Quotation Service, which was $6.05.

PART I

SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of this Registration Statement on Form S-8 (this “Registration Statement”) will be sent or given to participants in the Financial Industries Corporation 2004 Incentive Stock Plan and the Financial Industries Corporation Stock Option Plan for Non-Employee Directors as specified by Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”).  Such documents are not required to be, and are not being, filed by Financial Industries Corporation with the Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.  Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Throughout this Registration Statement, the words “FIC,” “we,” “us,” the “Company,” “our,” and “Registrant” refer to Financial Industries Corporation.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                   Incorporation of Documents by Reference.

The following documents filed by FIC with the SEC pursuant to the Securities Act of 1933 and pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are incorporated by reference, as of their respective dates, in this Registration Statement and shall be deemed to be part hereof:

•	FIC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC on May 31, 2007;

•	FIC's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007 and June 30, 2007 filed with the SEC on July 2, 2007 and August 9, 2007, respectively;

•	FIC’s Current Reports on Form 8-K filed with the SEC on January 16, 2007, February 7, 2007, March 1, 2007, March 19, 2007, May 7, 2007, June 4, 2007, June 5, 2007 and July 3, 2007; and

•
The description of FIC’s Common Stock, par value $0.20 per share (the “Common Stock”), contained in the section entitled “Description of Capital Stock of FIC” in FIC’s Registration Statement on Form S-4 (File No. 333-54772) filed with the SEC on February 1, 2001, as amended, and including any amendment or report filed for the purpose of updating such description.

In addition, all documents filed by FIC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post−effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and made part hereof from their respective dates of filing (such documents, and the documents listed above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents enumerated above or subsequently filed by FIC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the SEC of FIC’s Annual Report on Form 10−K covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10−K.

Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed Incorporated Document modifies or supersedes such statement.  Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                   Description of Securities.

Not applicable.

Item 5.                   Interests of Named Experts and Counsel.

Not applicable.

Item 6.                   Indemnification of Directors and Officers.

Article 2.02-1 of the Texas Business Corporation Act (the “TBCA”) provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses actually incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent of such corporation.

The TBCA permits indemnification of a director only if it is determined by a vote of disinterested directors or shareholders that such director (a) conducted himself in good faith, (b) reasonably believed, in the case of conduct in his official capacity as a director of the corporation, that his conduct was in the corporation’s best interests and, in all other cases, that his conduct was at least not opposed to the corporation’s best interest and (c) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.  In the event a director is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the director, indemnification by the corporation is limited to reasonable expenses actually incurred by the director in connection with the proceeding and shall not be made in respect of any proceeding in which the director shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation.

The TBCA requires indemnification of directors and officers against reasonable expenses incurred in connection with proceedings in which they are made parties by reason of their being or having been directors or officers if they are wholly successful, on the merits or otherwise, in the defense of such proceedings.

Article IX of our Amended Bylaws contains a provision requiring us to indemnify our directors and officers to the fullest extent that a corporation may grant indemnification to a person serving in such capacity under the TBCA.  We have obtained a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Item 7.                   Exemption from Registration Claimed.

Not applicable.

Item 8.                   Exhibits.

Exhibit No.	Description

4.1	Financial Industries Corporation 2004 Incentive Stock Plan (incorporated by reference to the Company’s Definitive Proxy Statement on Schedule 14A filed on June 5, 2007).

4.2	Financial Industries Corporation Stock Option Plan for Non-Employee Directors (incorporated by reference to the Company’s Definitive Proxy Statement on Schedule 14A filed on June 5, 2007).

5.1	Legal Opinion of Weil, Gotshal & Manges LLP (filed herewith).

23.1	Consent of Weil, Gotshal & Manges LLP (included in Exhibit No. 5.1).

23.2	Consent of Deloitte & Touche LLP (filed herewith).

24.1	Power of Attorney (included as part of the signature page to this Registration Statement and incorporated herein by reference).

Item 9.                   Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by the foregoing paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas, on August 15, 2007.

FINANCIAL INDUSTRIES CORPORATION

By:	/s/ William B. Prouty
William B. Prouty
President and Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers hereby constitute and appoint William B. Prouty and Vincent L. Kasch, individually, with full power to act and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments to this Registration Statement on Form S-8 and, including post-effective amendments to this Registration Statement on Form S-8, and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement on Form S-8 that are filed pursuant to the requirements of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm all that such attorneys-in fact or their substitutes shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and Power of Attorney has been signed by the following persons in the capacities indicated as of August 15, 2007

/s/ WILLIAM B. PROUTY	/s/ VINCENT L. KASCH
William B. Prouty President and Chief Executive Officer	Vincent L. Kasch Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ R. KEITH LONG	/s/ RICHARD H. GUDEMAN
R. Keith Long Chairman	Richard H. Gudeman Director
/s/ JOHN BARNETT	/s/ KENNETH SHIFRIN
John Barnett Director	Kenneth Shifrin Director
/s/ ROBERT A. NIKELS	/s/ LONNIE STEFFEN
Robert A. Nikels Director	Lonnie Steffen Director
/s/ EUGENE WOZNICKI	/s/ PATRICK E. FALCONIO
Eugene Woznicki Director	Patrick E. Falconio Director